EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyberonics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-163219, 333-125401, 333-108281, 333-56694 and 333-66691) on Forms S-8 of Cyberonics, Inc. of our reports dated June 16, 2011, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 29, 2011 and April 30, 2010, and the related consolidated statements of income, stockholders’ equity (deficit) and comprehensive income, and cash flows for the 52 weeks ended April 29, 2011, the 53 weeks ended April 30, 2010 and the 52 weeks ended April 24, 2009, and the effectiveness of internal control over financial reporting as of April 29, 2011, which reports appear in the April 29, 2011 annual report on Form 10-K of Cyberonics, Inc.

/s/ KPMG LLP

Houston, Texas
June 16, 2011